Exhibit 10(bd)

OLD NATIONAL BANCORP

2008 INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT

(RELATIVE PERFORMANCE MEASURES)

This Award Agreement (“Agreement”) is entered into as of January 26, 2012 (“Grant Date”), by and between Old National Bancorp, an Indiana corporation (“Company”), and             , an officer or employee of the Company or one of its Affiliates (“Participant”).

Background

A. The Company adopted the Old National Bancorp 2008 Incentive Compensation Plan (“Plan”) to further the growth and financial success of the Company and its Affiliates by aligning the interests of participating officers and key employees (“participants”) more closely with those of the Company’s shareholders, providing participants with an additional incentive for excellent individual performance, and promoting teamwork among participants.

B. The Company believes that the goals of the Plan can be achieved by granting Performance Shares to eligible officers and other key employees.

C. The Compensation and Management Development Committee of the Board has determined that a grant of Performance Shares to the Participant, as provided in this Award Agreement, is in the best interests of the Company and its Affiliates and furthers the purposes of the Plan.

D. The Participant wishes to accept the Company’s grant of Performance Shares, subject to the terms and conditions of this Award Agreement, the Plan and the Company’s Stock Ownership Guidelines.

Agreement

In consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1. Defined Terms. For purposes of this Agreement, if the first letter of a word (or each word in a term) is capitalized, the term shall have the meaning provided in this Agreement, or if such term is not defined by this Agreement, the meaning specified in the Plan.

(a) “Adjusted Share Distribution” means, with respect to a Performance Share, a number of whole and fractional Shares equal to the sum of the Unadjusted Share Distribution and the Dividend Adjustment.

(b) “Appendix A” means Appendix A to this Agreement, which is hereby incorporated herein and made a part hereof.

(c) “Dividend Adjustment” means, with respect to a Performance Share, a number of whole and fractional Shares, determined as provided in Section 6, which is added to the Unadjusted Share Distribution to reflect dividend payments during the Performance Period on the Shares included in the Unadjusted Share Distribution.

(d) “Maximum Performance” means the Performance Goal achievement required for the maximum permissible distribution with respect to a Performance Share, as set out in Appendix A.

(e) “Minimum Performance” means the minimum Performance Goal achievement required for any distribution to be made with respect to a Performance Share, as set out in Appendix A.

(f) “Performance Goal” means a financial target on which the distribution with respect to a Performance Share is based, as set out in Appendix A.

(g) “Performance Period” means the Performance Period specified in Appendix A.

(h) “Performance Share” means a contingent right awarded pursuant to this Agreement for distribution of a Share upon attainment of the Performance Goals as set forth on Appendix A.

(i) “Section” refers to a Section of this Agreement.

(j) “Target Performance” means the Performance Goal achievement required for the targeted distribution with respect to a Performance Share, as set out in Appendix A. If Target Performance is achieved but not exceeded for all Performance Goals, the Unadjusted Share Distribution with respect to a Performance Share is one share of the Company’s voting common stock (“Share”).

(k) “Unadjusted Share Distribution” means, with respect to a Performance Share, the total number of Shares to be distributed to the Participant, before adding the Dividend Adjustment or subtracting required tax withholding.

2. Incorporation of Plan Terms. All provisions of the Plan, including definitions (to the extent that a different definition is not provided in this Agreement), are incorporated herein and expressly made a part of this Agreement by reference. The Participant hereby acknowledges that he or she has received a copy of the Plan.

3. Award of Performance Shares. The Committee has awarded the Participant             (            ) Performance Shares, effective as of the Grant Date, subject to the terms and conditions of the Plan and this Agreement.

4. Contingent Distribution on Account of Performance Shares.

(a) Except as provided in Section 5, no distribution shall be made with respect to any Performance Share, unless (i) Minimum Performance is achieved or exceeded, and (ii) the Participant (A) is continually employed by the Company and/or an Affiliate at all times from the award of the Performance Shares until the date on which Shares are distributed pursuant to Subsection (c) below; provided, however, the Committee may, in its discretion, waive the continuous employment requirement in this clause (ii), or (B) Terminates Service during the Performance Period on account of his death, Disability, or Retirement.

(b) All distributions on account of a Performance Share shall be made in the form of Shares. The Unadjusted Share Distribution with respect to a Performance Share, if any, is dependent on the Company’s achievement of the Performance Goals, as specified in Appendix A. By way of example, if Target Performance for the Performance Period is achieved but not exceeded with respect to each Performance Goal, the Unadjusted Share Distribution shall consist of one share of the Company’s voting common stock (“Share”). The number of Shares distributed on account of a Performance Share shall be increased by the Dividend Adjustment to determine the Adjusted Share Distribution and reduced by applicable tax withholding as provided in Section 10. If, after reduction for tax withholding, the Participant is entitled to a fractional Share, the net number of Shares distributed to the Participant shall be rounded down to the next whole number of Shares.

(c) Except as expressly provided in Section 5, the Company shall distribute the Adjusted Share Distribution, reduced to reflect tax withholding, not later than March 15th of the calendar year following the year in which the Performance Period ends.

(d) Notwithstanding any other provision of this Agreement, the Committee may, in its sole discretion, reduce the number of Shares that may be distributed as determined pursuant to the Adjusted Share Distribution calculation set forth above. The preceding sentence shall not apply to a distribution made pursuant to Section 5.

(e) If a Participant Terminates Service during the Performance Period on account of Participant’s Disability or Retirement, Participant’s Performance Shares shall remain outstanding as if Participant had not Terminated Service, and payments with respect to such Performance Shares shall be made at the same time as payments are made to Participants who did not incur a Termination of Service during the applicable Perforamcne Period.

(f) If a Participant Terminates Service due to death during the Performance Period, the performance requirements with respect to the Participant’s Performance Shares shall lapse, and the Participant’s Beneficiary shall, on the date of such Termination of Service, be fully entitled to payment under such Performance Shares as if targeted performance had been achieved and the Performance Period ended on the date of the Participant’s death, and such payments shall be made within sixty (60) days after the Participant’s death.

5. Change in Control. If a Change in Control occurs during the Performance Period, and the Participant has been continually employed by the Company and/or an Affiliate from the Grant Date until the day preceding the Change in Control date, the Company shall distribute to the Participant on the Change in Control date or within thirty days thereafter the number of Shares actually earned through the date of the Change in Control (pro-rated for the portion of the Performance period served through the date of the Change in Control), increased by the Dividend Adjustment, that would have been paid to the Participant pursuant to Section 4, if (i) the Participant had satisfied the employment requirement of Subsection 4(a), and (ii) the Performance Period ended on the Change in Control date with earned Performance Shares to be calculated based on actual Company performance relative to the Performance Goals as of the Change in Control date. In determining the number of Shares to be distributed to the Participant pursuant to this Section, no Dividend Adjustment shall be made on account of anticipated dividends after the Change in Control date. The Committee, in its sole discretion, may elect for the Company to pay the Participant, in lieu of distributing Shares, the cash equivalent of the Shares to be distributed to the Participant pursuant to this Section. Upon such cash payment or distribution of Shares, the Company’s obligations with respect to the Performance Shares shall end.

6. Dividend Adjustment. Except as otherwise provided for in this Agreement, a Dividend Adjustment shall be added to the Unadjusted Share Distribution. The Dividend Adjustment shall be a number of Shares equal to the number of Shares that would have resulted, if each dividend paid during the Performance Period on the Shares included in the Unadjusted Share Distribution had been immediately reinvested in Shares.

7. Performance Goals. The applicable Performance Goals, the weight given to each Performance Goal, and the Minimum Performance, Target Performance, and Maximum Performance are set out in Appendix A.

8. Participant’s Representations. The Participant agrees, upon request by the Company and before the distribution of Shares with respect to the Performance Shares, to provide written investment representations as reasonably requested by the Company. The Participant also agrees that, if he or she is a member of the Company’s Executive Leadership Group at the time the Shares are distributed, and if at that time he or she has not satisfied the Company’s Stock Ownership guidelines, the Participant will continue to hold the Shares received in the Distribution, net of any Shares withheld for taxes, until such time as the Participant has satisfied the Company’s Stock Ownership requirement.

9. Income and Employment Tax Withholding. All required federal, state, city, and local income and employment taxes that arise on account of the Performance Shares shall be satisfied through the withholding of Shares otherwise distributable pursuant to this Agreement.

10. Nontransferability. The Participant’s interest in the Performance Shares or any distribution with respect to such Shares may not be (i) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution, or (ii) subject to execution, attachment, or similar process. Any attempted or purported transfer in contravention of this Section shall be null and void ab initio and of no force or effect whatsoever.

11. Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his or her participation in the Plan.

12. Changes in Shares. In the event of any change in the Shares, as described in Section 4.04 of the Plan, the Committee, consistent with the principles set out in such Section, will make appropriate adjustment or substitution in the number of Performance Shares, so that the contingent economic value of a Performance Share remains substantially the same. The Committee’s determination in this respect will be final and binding upon all parties.

13. Effect of Headings. The descriptive headings used in this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

14. Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

15. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

17. Recoupment/Clawback. Any grant of Performance Shares under this Agreement or any other award granted or paid to the Participant under the Company’s 2008 Incentive Compensation Plan, whether in the form of stock options, stock appreciation rights, restricted stock, performance units, performance shares, stock or cash, is subject to recoupment or “clawback” by the Company in accordance with the Company’s Bonus Recoupment/Clawback Policy, as may be amended from time to time. This Section, “Recoupment/Clawback,” shall survive termination of this Agreement.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Performance Share Award Agreement to be executed as of the day and year first above written.

PARTICIPANT

	September 30,	September 30,	September 30,
Accepted by:		Date:

Printed Name:

OLD NATIONAL BANCORP

By:
Kendra L. Vanzo Executive Vice President—Chief Human Resources Officer Old National Bancorp

APPENDIX A TO 2012 PERFORMANCE AWARD AGREEMENT

(Relative Performance Measures)

Grant Date: January 26, 2012

Performance Shares Awarded: See Section 3 of the Agreement

Performance Period: January 1, 2012, through December 31, 2014

Relative Factors for Determining Amount Payable Pursuant to Performance Award

The number of Shares payable on account of a Performance Share (before any Dividend Adjustment or tax withholding) will be based on the results of the following relative performance factor (“Performance Factor”) during the Performance Period, as measured against the comparator “Peer” group:

Total Shareholder Return (TSR). Total Shareholder Return means the three-month average stock price for the period ending December 31, 2011 (“Calculation Period”) compared to the three-month average stock price for the period ending December 31, 2014 (“Calculation Period”) for the Company and the Peer Group. The three-month average stock price will be determined by averaging the closing stock price of each day during the three months ending on the applicable December 31, including adjustments for cash and stock dividends.

Peer Group. The “Peer Group” is made up of the following:

	September 30,	September 30,
Company Name	Ticker	State
OLD NATIONAL BANCORP	ONB	IN
COMMERCE BANCSHARES INC	CBSH	MO
CULLEN/FROST BANKERS INC	CFR	TX
VALLEY NATIONAL BANCORP	VLY	NJ
BANCORPSOUTH INC	BXS	MS
BANK OF HAWAII CORP	BOH	HI
WINTRUST FINANCIAL CORP	WTFC	IL
FIRSTMERIT CORP	FMER	OH
IBERIABANK CORP	IBKC	LA
UMB FINANCIAL CORP	UMBF	MO
TRUSTMARK CORP	TRMK	MS
PROSPERITY BANCSHARES INC	PB	TX
FIRST MIDWEST BANCORP INC	FMBI	IL
FIRST INTERSTATE BANCSYSTEM	FIBK	MT
SUSQUEHANNA BANCSHARES INC	SUSQ	PA
MB FINANCIAL INC/MD	MBFI	IL
UNITED BANKSHARES INC/WV	UBSI	WV
FIRST COMMONWLTH FINL CP/PA	FCF	PA
GLACIER BANKCORP INC	GBCI	MT
F N B CORP/FL	FNB	PA
RENASANT CORP	RNST	MS

	September 30,	September 30,
Company Name	Ticker	State
FULTON FINANCIAL	FULT	PA
PARK NATIONAL CORP	PRK	OH
FIRST FINL BANKCORP INC/OH	FFBC	OH
WESBANCO INC	WSBC	WV
PINNACLE FINL PARTNERS INC	PNFP	TN
1ST SOURCE CORP	SRCE	IN
FIRST MERCHANTS CORP	FRME	IN
BANCFIRST CORP/OK	BANK	OK
CHEMICAL FINANCIAL CORP	CHFC	MI
S & T BANCORP INC	STBA	PA
HEARTLAND FINANCIAL USA INC	HTLF	IA

A Peer Group member shall be removed if it is acquired or fails during the Performance Period.

Calculation of Performance

For the Performance Factor: TSR will be calculated for each member of the Peer Group. The Company’s TSR percentile rank in the Peer Group will be utilized to determine the percentage, if any, of the Shares earned under the Performance Share award.

The table below shows the percentage of Shares to be issued with respect to each Performance Share (before any Dividend Adjustment or tax withholding) at various performance levels:

	September 30,	September 30,
Average Percentile Rank vs. Peer Group	% of Shares Earned	Performance Level
< 25%	0%
25%	25%	Threshold
35%	50%
45%	75%
50%	100%	Target
55%	125%
65%	150%
75%	175%
90% & Up	200%	Maximum

The percentile rank will be reduced to the next lowest level if the final percentile rank does not equal one of the levels listed in the above schedule. For example, if the Company’s Percentile Rank is 48%, 0.75% of one Share will be issued with respect to each Performance Share.

Award Adjustment

The Compensation and Management Development Committee reserves the right to reduce performance shares (in whole or in part) should the Company’s TSR be negative for the performance period.

Timing of Award Determination and Distribution

Once performance results for the Company are known and approved by the auditors, the Compensation Committee will review and approve the final performance results for the Performance Factor. The Shares will be distributed in accordance with the timing set forth in Section 4(c) of this Agreement.